Exhibit 99

[The Beard Company Logo]

     THE BEARD COMPANY                                         News Release
Enterprise Plaza, Suite 320
   5600 North May Avenue                                Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                        COMPLETES PLACEMENT OF $1,200,000
                      OF PARTICIPATING NOTES WITH WARRANTS

FOR IMMEDIATE RELEASE:  Tuesday, June 8, 2004

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that it has completed the sale of $1,200,000 of Participating Notes with Warrants due November 30, 2006 to a group of private investors. $500,000 of the Notes were sold by an investment banking firm which received a 6% commission thereon. $700,000 of the Notes were sold by the Company. The Notes were accompanied by Warrants to purchase a total of 240,000 shares of Beard common stock at exercise prices ranging from $0.27 to $0.46 per share. The exercise price of the Warrants was determined by the weighted average closing sale price of the Company's stock for the 90 days preceding the date of each subscription.

     The Notes bear interest at an annual rate equal to the Wall Street Journal Prime Rate (the "Index") plus 4%, with a floor of 10%. The Index is currently 4%, so the initial rate is 10%. The Notes will bear interest only until November 30, 2004 and will then amortize with equal payments of principal and interest over the ensuing eight quarters. The Note holders will also collectively receive at maturity a bonus/production payment of approximately $1 per ton for the coal recovered to such date from one of the reclamation projects which the Company expects to commence soon.

     Herb Mee, Jr., President of the Company, stated: "Demand for our coal reclamation services is at the highest level in the Company's history as a result of the current high range of natural gas prices which has ballooned the spot price of Appalachian coal to the $50 to $55 per ton level. The Company is actively pursuing seven different coal reclamation projects and expects to finalize agreements on the first two of these shortly."

     "Proceeds of the Notes will be used for working capital," Mee added. "Primary purpose of the offering was to provide the working capital necessary to retire the Company's remaining short-term debt and to fund the Company's operations until the anticipated coal projects have been commenced and are producing positive cash flow."

     Neither the 10% Participating Notes nor the Warrants have been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                              Email: hmeebeardco.com